EXHIBIT 21.1

LIST OF SUBSIDIARIES

Funko Acquisition Holdings, LLC

Funko Holdings, LLC

Funko, LLC

Loungefly, LLC

Funko UK, Ltd.

A Large Evil Corporation Ltd.

Funko Far East Limited

Funko Games, LLC